Exhibit 99.2

August 29, 2006

Dear John,

We are pleased to confirm our offer to you of the position of Executive Chairman of FiberTower Corporation (the “Company”) upon consummation of the merger (the “Merger”) pursuant to that certain Agreement and Plan of Merger by and among First Avenue Networks, Inc., Marlin Acquisition Corporation and the Company, dated as of May 14, 2006. You will become Executive Chairman of the combined overall entity as a 1/3 part-time employee Texas resident that survives following the Merger, and thereafter, any reference to the Company herein shall include the entity for which you serve as Executive Chairman following the Merger. This offer letter will become effective upon the consummation of the Merger.  In the event the Merger is not consummated, this offer letter shall be null and void and shall be of no force or effect.

We are offering you a salary paid at the rate of $5,769.23 per pay period (the equivalent of $150,000 per year) which will be paid in accordance with the Company’s then current payroll procedures during  your term as Executive Chairman of the Company. You will not be eligible for a bonus.  All amounts are subject to applicable withholding taxes.  You will be expected to commit an average of approximately 1/3 of your business time to the Company.

Promptly following the Merger, subject to approval of the Board of Directors of the Company, you will be granted a restricted stock grant of 300,000 shares of common stock of the Company. Such shares of restricted stock will vest 25% at the six-month anniversary of the consummation of the Merger and then in six (6) equal quarterly installments such that they are fully vested on the two-year anniversary of the consummation of the Merger, subject to your continued service with the Company.  Notwithstanding the foregoing, if prior to the two year anniversary of the date of grant of your restricted stock, (i) your employment is terminated by the Board of Directors other than for Cause (as defined below) or (ii) the Company undergoes a Change of Control (as defined below), then subject to your execution and delivery of a customary full release of claims your restricted stock will immediately vest and any repurchase option of the Company shall immediately lapse.

For purposes of this letter, “Cause” means the occurrence of any of the following events: (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, or the material misappropriation of property belonging to the Company; (b) your material breach of any contract between the Company and you; (c) your failure to perform (other than by reason of disability), or serious negligence in the performance of, your material duties and responsibilities to the Company; (d) fraud or embezzlement or other dishonesty which is material (monetarily or otherwise) with respect to the Company; or (e) an indictment, conviction or plea of nolo contendere to a felony or other crime involving moral turpitude.

For purposes of this letter, Change of Control shall mean (i) the sale or transfer of all or substantially all of the Company’s assets, (ii) a reorganization, recapitalization, consolidation or merger where the voting securities of the Company outstanding immediately preceding such transaction, or the voting securities issued in exchange for or with respect to the voting securities of the Company outstanding immediately preceding such transaction, represent 50% or less of the voting power of the surviving entity following the transaction, or (iii) a transaction or series of related transactions which results in the acquisition of more than 50% of the Company’s outstanding voting power by a single person or entity or by a group of persons and/or entities acting in concert; provided, that a transaction principally for the purpose of reorganizing the Company into a holding company structure or reincorporating the Company in another jurisdiction shall not constitute a “Change of Control.” Notwithstanding the foregoing, to the extent necessary to comply with Section 409A, in the case of any payment under this Agreement that in the determination of the Company would be considered “nonqualified deferred compensation” subject to Section 409A and as to which, in the determination of the Company, the requirements of Section 409A(a)(2)(A)(v) would apply, an event or occurrence described above shall be considered a “Change of Control” only if it also constitutes a change in ownership or effective control of the Company, or a change in ownership of the Company’s assets, described in Section 409A(a)(2)(A)(v).

The effectiveness of this letter will be contingent upon your execution of the Company’s non-disclosure and non-competition agreement.

This offer will remain open until July 17, 2006.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me.

Sincerely,		Accepted and agreed

FIBERTOWER CORPORATION

By:	/s/ John Kelly	/s/ John Beletic
John Kelly, on behalf of the Board of Directors		John Belectic